Mail Stop 0407

      							May 10, 2005

Via U.S. Mail and Fax (1-702-804-8250)
Mr. Randy L. Taylor
Vice President-Finance
Citadel Broadcasting Corporation
7201 West Lake Mead Blvd.
Las Vegas, Nevada  89128

	RE:	Citadel Broadcasting Corporation
      Form 10-K for the fiscal year ended December 31, 2004
		Filed March 14, 2005
		File No. 1-31740

Dear Mr. Taylor:

We have completed our review of your Form 10-K and related filings and do not, at this time, have any further comments.

							Sincerely,



							Larry Spirgel
							Assistant Director



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Mr. Randy Taylor
Citadel Broadcasting Corporation
April 13, 2005
Page 4



UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

         DIVISION OF
CORPORATION FINANCE